Exhibit 10.1

RESTRICTED STOCK RIGHTS

AWARD AGREEMENT

Issued under the Safeco Long-Term Incentive Plan of 1997

VESTING OF YOUR RESTRICTED STOCK RIGHTS WILL BE A TAXABLE EVENT AND WILL RESULT IN THE RECOGNITION BY YOU OF ORDINARY INCOME IN AN AMOUNT EQUAL TO THE FAIR MARKET VALUE OF THE SHARES SETTLED. ON EACH SETTLEMENT DATE SAFECO WILL BE REQUIRED TO COLLECT FROM YOU FEDERAL INCOME TAX WITHHOLDING AS WELL AS OTHER PAYROLL TAXES REQUIRED TO BE WITHHELD.

May 5, 2004

«First_Name» «Last_Name»

«Address1» «Address2»

«City», «St» «Zip»

Safeco Corporation (“Safeco”) hereby grants to «First_Name» «Last_Name» (“Employee”) the following restricted stock rights pursuant to, and in accordance with the provisions of, the Safeco Long-Term Incentive Plan of 1997 (the “Plan”).

1. Shares Subject to Rights. Safeco shall (i) issue to Employee the respective number of shares of Safeco common stock (the “Shares”) listed in the following schedule of dates (the “Settlement Dates”), (ii) at the discretion of the committee designated by the Board of Directors to administer the Plan (the “Committee”), make a payment in U.S. dollars of an amount equal to the fair market value of the Shares attributable to the respective Settlement Date (or any portion thereof) or (iii) if eligible and at the election of the Employee, defer the settlement of the Shares pursuant to the terms and conditions of the Plan and the Deferred Compensation Plan for Executives if, and only if, Employee remains continuously employed by Safeco or a Safeco subsidiary, as defined in the Plan, up to and including the respective Settlement Date. If a designated Settlement Date falls on a weekend, or is otherwise not a date when investment markets are open, the immediately preceding regular business date will be the Settlement Date.

Settlement Date	Shares to be Issued on Settlement Date

February 15, 2005	«Vest_1»
February 15, 2006	«Vest_2»
February 15, 2007	«Vest_3»
February 15, 2008	«Vest_4»

Total:	«Shares»

2. Tax Withholding. As a condition to receiving the Shares attributable to a Settlement Date or payment for such Shares, as the case may be, employee must tender to Safeco on the respective Settlement Date an amount sufficient to satisfy all applicable federal, state and local tax withholding requirements (“Tax Requirements”). Unless Employee pays Safeco an amount equal to the Tax Requirements as of the Settlement Date, Safeco shall reduce the number of Shares issued to Employee by the number of Shares which, on the Settlement Date, has a fair market value equal to the Tax Requirements.

«First_Name» «Last_Name»

Restricted Stock Rights Agreement

May 5, 2004

3. Termination of Employment. If Employee voluntarily or involuntarily ceases to be an employee of Safeco or a Safeco subsidiary for any reason other than (i) a Change in Control, (ii) Employee’s death or disability or (iii) Employee’s retirement (as defined in paragraph 4 below), Employee shall have no rights to receive any Shares attributable to Settlement Dates occurring after the date of termination of employment. Nothing herein shall be construed or interpreted to confer upon Employee any rights to continued employment by Safeco or a Safeco subsidiary or to interfere in any way with the right of Safeco, in its sole discretion, to terminate Employee at any time.

4. Death or Disability; Retirement; Change in Control. If (i) Employee’s employment by Safeco or a Safeco subsidiary terminates by reason of Employee’s death or disability (as disability is defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, or any successor Code provision), (ii) Employee’s employment by Safeco or a Safeco subsidiary terminates by reason of Employee’s retirement or (iii) there is a Change in Control of Safeco, then as soon as practical following the Change in Control or the date of employment termination due to death, disability or retirement, Safeco shall issue to Employee or the personal representative of Employee’s estate all of the unissued Shares covered by this Award or, in lieu thereof, at the request of Employee or the personal representative, make a cash payment equal to the fair market value of such Shares established as of the date of employment termination due to death, disability or retirement or the date of the Change in Control, as the case may be. Such Shares shall be issued or payment made without regard to any employment or other service requirement stated in this Award Agreement. For purposes of this Award Agreement, an Employee shall be eligible for retirement if the Employee retires with ten or more years of service to Safeco or a Safeco subsidiary and is (i) 55 or older on the retirement date and (ii) the Employee’s age plus years of service add up to at least 75.

5. Additional Compensation Payments. So long as Employee remains in the continuous employ of Safeco or a Safeco subsidiary, then, with respect to the Shares that are to be issued on each Settlement Date hereunder, Safeco shall (i) pay to Employee during the period commencing with the date hereof and ending on such Settlement Date, as additional compensation, an amount of cash equal to the dividends that would have been payable to Employee during such period if Employee had owned such Shares (“Dividend Equivalents”) or (ii) if eligible and at the election of the Employee, defer the Dividend Equivalents pursuant to the terms and conditions of the Plan and the Deferred Compensation Plan for Executives. Such amounts shall be paid on the regular payroll date that coincides with, or next follows, the applicable dividend payment dates. Upon termination of employment, Employee’s right to receive Dividend Equivalents under this paragraph shall immediately cease; provided; however, that if the termination of employment was due to Employee’s death or disability (as defined in paragraph 4 above) and occurred after an ex-dividend date but prior to payment of the dividend, Employee or the personal representative of Employee’s estate shall be entitled to payment under this paragraph of an amount equivalent to such dividend.

6. Rights Not Transferable. The rights granted to Employee hereunder shall not be subject to execution, attachment or similar process. Except to the extent the Plan or the Committee may permit, the rights evidenced by this Award Agreement may not be assigned, pledged or transferred in any manner, by operation of law or otherwise, except by will or by the laws of descent and distribution. During Employee’s lifetime, only Employee or Employee’s guardian may exercise any right granted hereunder.

«First_Name» «Last_Name»

Restricted Stock Rights Agreement

May 5, 2004

7. Forfeiture.

(a) If, at any time within (i) one year after the issuance of Shares or the cash settlement of rights granted by this Award or (ii) one year after termination of employment, whichever is later (the “Restricted Period”), Employee engages in any activity harmful to Safeco’s interests or which is in competition with any of Safeco’s operations, then Safeco reserves the right to (i) terminate Employee’s rights under this Award Agreement effective as of the date that Employee commences such activity (unless terminated sooner by operation of another term or condition of this Award), and (ii) seek repayment for the value on the issuance date of the Shares issued during the Restricted Period (or the cash equivalent paid in lieu thereof).

(b) Such harmful or competitive activities include, without limitation, (i) engaging in conduct related to Employee’s job responsibilities for which either criminal or civil penalties may be sought; (ii) accepting employment with or serving as a consultant, advisor or in any other capacity, without Safeco’s prior written consent, to any party which is in competition with any member or members of the Safeco group of companies in any of their lines of business; (iii) disclosing or misusing any confidential information concerning any of the Safeco companies; and (iv) participating in a hostile attempt to acquire control of Safeco.

(c) Safeco shall have the right to reduce payment of any amounts owed to Employee (for wages, fringe benefits, unused vacation or any other reason except as may be prohibited by law) to the extent any amounts are owed to Safeco by Employee under the foregoing forfeiture provisions.

8. Rights as Stockholder. Neither Employee, nor Employee’s personal representative, heir, legatee or distributee, shall be deemed to be a holder of, or to have any rights with respect to, any Shares subject to the rights granted hereunder until such Shares are issued.

9. No Separate Fund. Safeco has not set aside or segregated any assets or established any separate account or fund to insure payment of its obligations hereunder.

10. Provisions of the Safeco Long-Term Incentive Plan of 1997. This Award is subject to all of the provisions of the Safeco Long-Term Incentive Plan of 1997, as it may be amended from time to time and, to the extent provided in the Plan, to all constructions, interpretations, rules and guidelines which the Compensation Committee may adopt from time to time pursuant to or in connection with the Plan. Capitalized terms not otherwise defined in this Award Agreement shall have the meanings assigned to them in the Plan.

11. Plan Document. By signing in the space provided below to acknowledge acceptance of this Award, Employee further acknowledges that Employee has received a plan summary which includes the text of the Plan and has been afforded an opportunity to ask any questions that he or she may have regarding the Plan or the rights granted hereunder.

Accepted:	Safeco Corporation:

«First_Name» «Last_Name» Employee ID: «Emp_ID»	Michael S. McGavick, Chairman of the Board, President and CEO
Date: